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                                                                      EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Autotote Corporation:

    We consent to the incorporation by reference in the registration statements (No's 33-82612, 33-46594, 33-27737, 333-05811, 333-44983 and 333-44979) on
Form S-8 and registration statement on Form S-4 (No. 333-51000) of Autotote Corporation of our report dated December 15, 2000, relating to the consolidated balance sheets of Autotote Corporation and subsidiaries as of October 31, 1999, and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive loss, cash flows, and financial statement schedule for each of the years in the three-year period ended October 31, 2000, which report appears in the Form
10-K of Autotote Corporation for the year ended October 31, 2000.

KPMG LLP

Short Hills, New Jersey
January 29, 2001